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                                                                      EXHIBIT 99


               DEL MONTE FOODS REGAINS RIGHTS TO DEL MONTE BRAND
                                IN SOUTH AMERICA

SAN FRANCISCO, CA - JULY 14, 1998 - Del Monte Foods Company announced today an agreement with Nabisco, Inc. to reacquire rights to the Del Monte brand in South America and to purchase Nabisco's canned fruits and vegetables business in Venezuela.

Terms of the transaction were not disclosed.

Nabisco had retained ownership of the Del Monte brand in South America and the Venezuela Del Monte business when it sold other Del Monte businesses in 1989. The Venezuela business, with 1997 sales of (US) $17 million, includes Venezuela's largest processed fruit, vegetable and specialty products operation. A food processing plant in Tumero, Venezuela, approximately 160 miles southwest of Caracas, was part of the sale.

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"This acquisition gives us access to a number of high growth emerging markets which hold significant opportunity for Del Monte branded products," said Richard
G. Wolford, Chief Executive Officer of Del Monte Foods. "It enables Del Monte Foods to consolidate the Del Monte trademark and continue to pursue its branded growth strategy by developing South American markets."

"While profitable with leading market shares, our Venezuelan canned Foods business does not fit Nabisco's long term focus for the development of our International business," said Nabisco President and Chief Executive Officer James M. Kilts.

Del Monte Foods Company is the largest branded processor of canned fruits, vegetables and tomatoes in the United States. Its principal brands include Del Monte and Contadina canned products.








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